UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2009

United Therapeutics Corporation

(Exact Name of Registrant as Specified in the Charter)

Delaware	000-26301	52-1984749
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1110 Spring Street Silver Spring, MD		20910
(Address of principal executive offices)		(Zip Code)

(301) 608-9292

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events

On September 1, 2009, United Therapeutics Corporation (the “Company”) issued a press release announcing that the Company’s Board of Directors approved a split of the Company’s common stock to be effected in the form of a stock dividend, in which one share of common stock will be distributed for each share of common stock issued as of September 14, 2009 (the “Record Date”) (whether outstanding or held in treasury) (the “Stock Dividend”).  The distribution is scheduled to occur on September 22, 2009 to shareholders of record at the close of business on the Record Date.

In accordance with the First Amended and Restated Rights Agreement between the Company and The Bank of New York, as rights agent, dated as of June 30, 2008 (the “Rights Agreement”), each share of the Company’s common stock is currently accompanied by one preferred share purchase right (a “Right”).  Each Right entitles the holder to purchase a certain number of shares of the Company’s Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”).  Pursuant to Section 11(p) of the Rights Agreement, an adjustment to the number of one-thousandths of a share of Preferred Stock purchasable upon proper exercise of a Right will be required as a result of the Stock Dividend.  Effective as of September 22, 2009, each outstanding share of common stock (including those shares issued in the Stock Dividend) will be accompanied by one Right and each outstanding Right will be adjusted to represent the right to purchase one-half of one one-thousandth of a share of Preferred Stock.

A copy of the press release announcing the Stock Dividend is attached hereto and furnished as Exhibit 99.1.

Item 9.01               Exhibits

(d)  Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release dated September 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION
(Registrant)

Dated: September 1, 2009	By:	/s/ PAUL A. MAHON
	Name:	Paul A. Mahon
	Title:	General Counsel

Exhibit Index

Exhibit No.	Description of Exhibit
99.1	Press Release dated September 1, 2009